                                                                    EXHIBIT 11.1

                            BCP/ESSEX HOLDINGS INC.
                 CALCULATION OF NET INCOME PER COMMON SHARE (A)

                                                                            YEAR ENDED
                                                                           DECEMBER 31
IN THOUSANDS OF DOLLARS,                          --------------------------------------------------------------
EXCEPT PER SHARE DATA                                  1993            1994            1995            1996
------------------------------------------------  --------------  --------------  --------------  --------------
Income (loss) before extraordinary charge.......  $      (10,856) $        7,486  $       13,271  $       37,508
Extraordinary charge-net of income tax
 benefit........................................           3,367        --                 2,971           1,183
                                                  --------------  --------------  --------------  --------------
Net income (loss)...............................  $      (14,223) $        7,486  $       10,300  $       36,325
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
Weighted average common shares outstanding......      23,943,692      23,943,776      23,969,567      24,040,438
Common shares issuable in respect to common
 stock equivalents, with a dilutive effect......       3,599,187       3,688,726       3,987,741       4,170,640
                                                  --------------  --------------  --------------  --------------
Weighted average number of common and common
 equivalent shares..............................      27,542,879      27,632,502      27,957,308      28,211,078
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
Income (loss) per common and common equivalent
 share(b):
  Income (loss) before extraordinary charge.....  $         (.40) $          .27  $          .48  $         1.33
  Extraordinary charge..........................            (.12)       --                  (.11)           (.04)
                                                  --------------  --------------  --------------  --------------
Net income (loss)...............................  $         (.52) $          .27  $          .37  $         1.29
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------

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(a) Per share data is computed based upon the weighted average number of common and common equivalent shares outstanding for all periods presented. Common equivalent shares include outstanding stock options and warrants. Common equivalent shares are not included in the per share calculation where the effect of their inclusion would be antidilutive, except that, in accordance with the Securities and Exchange Commission requirements, common and common equivalent shares issued during the twelve-month period immediately preceding the filing of the proposed initial public offering have been included in the calculation of income per common and common equivalent share as if they were outstanding for all periods, using the treasury stock method and an assumed initial public offering price of $18.50 per share.

(b) The computation of fully diluted income (loss) per share has not been presented herein since the per share amounts do not differ from the primary computation outlined above.